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                                    FORM OF

                          COLUMBIA SMALL CAP VALUE FUND I       Exhibit (d) (17)

                              MANAGEMENT AGREEMENT

AGREEMENT dated as of March __, 2006, between COLUMBIA FUNDS SERIES TRUST I, a Massachusetts business trust ("Trust"), on behalf of its COLUMBIA SMALL CAP VALUE FUND I series (the "Fund"), and COLUMBIA MANAGEMENT ADVISORS, LLC (the "Adviser").

In consideration of the promises and covenants herein, the parties agree as follows:

1. The Adviser will manage the investment of the assets of the Fund in accordance with its prospectus and statement of additional information and will perform the other services herein set forth, subject to the supervision of the Board of Trustees of the Trust. The Adviser may delegate its investment responsibilities to a sub-advisor.

2.   In carrying out its investment management obligations, the Adviser shall:
     (a) evaluate such economic, statistical and financial information and undertake such investment research as it shall believe advisable; (b) purchase and sell securities and other investments for the Fund in accordance with the procedures described in its prospectus and statement of additional information; and (c) report results to the Board of Trustees of the Trust.

3.   The Adviser shall furnish at its expense the following:

     (a) office space, supplies, facilities and equipment; (b) executive and other personnel for managing the affairs of the Fund (including preparing financial information of the Fund and reports and tax returns required to be filed with public authorities, but exclusive of those related to custodial, transfer, dividend and plan agency services, determination of net asset value and maintenance of records required by Section 31(a) of the Investment Company Act of 1940, as amended, and the rules thereunder ("1940 Act")); and (c) compensation of Trustees who are directors, officers, partners or employees of the Adviser or its affiliated persons (other than a registered investment company).

4. The Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

5. The Fund shall pay the Adviser monthly a fee at the annual rate of 0.80% of the first $500 million of the average daily net assets of the Fund, 0.75% of the next $500 million and 0.70% in excess of $1 billion.

6. If the operating expenses of the Fund for any fiscal year exceed the most restrictive applicable expense limitation for any state in which shares are sold, the Adviser's fee shall be reduced by the excess but not to less than zero. Operating expenses shall not include brokerage, interest, taxes, deferred organization expenses, Rule 12b-1 distribution fees, service fees and extraordinary expenses, if any. The Adviser may waive its compensation (and bear expenses of the Fund) to the extent that expenses of the Fund exceed any expense limitation the Adviser declares to be effective.

7.   This Agreement shall become effective as of the date of its execution, and
     (a) unless otherwise terminated, shall continue from year to year thereafter so long as approved annually in accordance with the 1940 Act;
     (b) may be terminated without penalty on sixty days' written notice to the Adviser either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding shares of the Fund; (c) shall automatically terminate in the event of its assignment; and (d) may be terminated without penalty by the Adviser on sixty days' written notice to the Trust.

8.   This Agreement may be amended in accordance with the 1940 Act.

9. For the purpose of the Agreement, the terms "vote of a majority of the outstanding shares", "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act and exemptions and

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     interpretations issued by the Securities and Exchange Commission under the
     1940 Act.

10. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser, or reckless disregard of its obligations and duties hereunder, the Adviser shall not be subject to any liability to the Trust or the Fund, to any shareholder of the Trust or the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

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         IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the day and year first written above.


COLUMBIA FUNDS SERIES TRUST I
on behalf of its COLUMBIA SMALL CAP VALUE FUND I series


By:
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    Name:  Christopher L. Wilson
    Title: President


COLUMBIA MANAGEMENT ADVISORS, LLC


By:
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    Name:  Roger Sayler
    Title: Managing Director


A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.